Exhibit 10.25

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into this 10th day of June, 2022 (the “Effective Date”), by and between BIDI VAPOR, LLC, a Florida limited liability company (“Licensor”), KAIVAL BRANDS INTERNATIONAL, LLC, a Delaware limited liability company (“Licensee”), and KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“KBIG”), solely for purposes of Sections 4(i) and 4(j) only. Licensor and Licensee are, at times, each individually referred to in this Agreement as a “Party”, and collectively as the “Parties”.

RECITALS

A.         Licensor, and Licensee’s sole member, KBIG have been parties to that certain Second Amended and Restated Exclusive Distribution Agreement dated April, 2021, pursuant to which KBIG was appointed as Licensor’s exclusive worldwide distributor of all electronic and non-electronic nicotine delivery systems and related components (the “Second A/R Distribution Agreement”).

B.         On the Effective Date, Licensee and PM (as defined below) are entering into the PM License (as defined below).

C.         In order to enter into the PM License, Licensee requires: (1) a license of certain intellectual property rights from Licensor; and (2) a contribution of certain of KBIG’s distribution rights with respect to certain products manufactured by Licensor.

D.         In furtherance thereof, Licensor has agreed to enter into this Agreement on the further condition that, concurrently herewith, Licensee take the following actions in further consideration of the license and other obligations undertaken by Licensor under this Agreement: (1) cause KBIG to enter into that certain Third Amended and Restated Exclusive Distribution Agreement (the “Third A/R Distribution Agreement”) with Licensor; and (2) enter (and cause KBIG to enter) into that certain Limited Liability Company Agreement of Licensee dated June 10, 2022.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Licensor and Licensee hereby agree as follows:

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1.          Definitions. Capitalized terms that are used, but not defined, in this Agreement shall have the meanings given to those terms in the PM License. As used in this Agreement, the following terms shall have the following meanings assigned to them:

      (a)        “Bidi IP” means all of the Materials and IPR set forth on Schedule 2 of the PM Agreement.

(b)        “Bidi Manager” means Nirajkumar K. Patel, and such person’s successors from time to time who are designated by Licensor as set forth in the Licensee Operating Agreement.

(c)        “Confidential Information” means: (i) all confidential information, documentation, designs, drawings and data, of whatever nature, disclosed, whether orally or in writing, by one Party to the other, or obtained by one Party from the other, whether before or after the date of commencement of the Agreement, relating to or connected with the Licensed IP or the business, affairs, clients/customers, prospective clients/customers, operations, processes, strategies, plans, IPR, developments or Know-How of a Party and/or its Affiliates, together with any information derived by a Party from, and any data underlying such information, and any other information designated by a party as being confidential (whether or not it is marked as “confidential”) or which ought to reasonably be considered to be confidential; (ii) the terms of the PM License; and (iii) all “Confidential Information” (as defined in the PM License) of PM that is disclosed to Licensee and provided to Licensor in connection with Licensor’s performance of its covenants and agreements hereunder.

(d)        “Kaival Manager” means Eric Mosser, and such person’s successors from time to time who are designated by Licensee as set forth in the Licensee Operating Agreement.

(e)        “KBI Failure” has the meaning set forth in the Side Letter.

(f)         “Licensed IP” means the Technology, Documentation, Bidi IP, and all Developed IPR assigned to Licensor pursuant to Section 3(a).

(g)        “Licensee Operating Agreement” means that certain Limited Liability Company Agreement of Licensee dated June 10, 2022.

(h)        “Manager” means the Bidi Manager or the Kaival Manager, as the context requires. “Managers” means both the Bidi Manager and the Kaival Manager, collectively.

(i)         “PM” means Philip Morris Products S.A. and its successors and permitted assigns.

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(j)         “PM License” means that certain Deed of Licensing Agreement by and between Licensee and PM with respect to the manufacturing, promotion, sale, and distribution of certain current and future products in various international markets.

(k)        “Scope” means the performance of Licensee’s duties and obligations under the PM License, including, without limitation, the grant of sub-licenses by Licensee to PM and its successors and permitted assigns under the PM License.

(l)         “Side Letter” means the Deed of Letter dated on or around the date hereof by and between Licensor, KBIG, and PM.

(m)       “Transactions” means the commercial transactions contemplated by the PM License, generally being the manufacture, marketing, and sale of Products and New Property in the Markets.

2.          Grant of License.

(a)         Licensor hereby grants to Licensee an irrevocable license to use the Licensed IP during the Term and the Sell-Out Period to the extent (but only to the extent) of the Scope, and for no other purpose, which license: (i) is exclusive to Licensee in relation to the Markets for the Scope; (ii) includes the right of Licensee to grant sub-licenses to PM under the PM License for the express purposes set forth in the PM Agreement, but for no other purpose; (iii) includes the right of Licensee to grant to PM the right to grant sub-sub-licenses in the manner set forth in the PM License, but for no other purpose; and (iv) includes the KBI Branding to the extent (but only to the extent) necessary to permit Licensee to perform its obligations to PM as set forth in clause 10.3 of the PM License (the “License”).

(b)        Notwithstanding anything to the contrary set forth in this Agreement, except as expressly set forth in Section 2(a), Licensor conveys no right, title, or interest of any kind in and to the Licensed IP or any other IPR (including, without limitation, [***]), all of which are reserved by Licensor in all respects. For clarity, except as otherwise set forth in Section 2(c), the License shall continue with respect to each Extension Period and any Sell-Out Period as set forth in the PM License.

(c)        Notwithstanding the provisions of Section 2(a) to the contrary, the License shall not expand in scope or duration as a result of the direct action of Licensee unless that action was taken by Licensee at the direction of both Managers as presently required by the Licensee Operating Agreement.

(d)        At Licensor’s written direction and sole expense, all IPR registered in the Markets by Licensee or PM shall be registered in the name of Licensor.

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(e)        Notwithstanding anything to the contrary set forth in this Agreement, Licensor shall not be in breach of this Agreement by virtue of a direct license of any Licensed IP to PM (a “Direct License”) pursuant to the Side Letter, or by virtue of Licensor’s performance of its any of its other obligations thereunder. To the extent Licensor is required to grant a Direct License to PM pursuant to the Side Letter, the scope of the License shall be amended to exclude the Licensed IP to the extent, and for the duration, of that Direct License

3.          Assignment of Rights.

(a)         Licensee acknowledges and agrees that Licensor shall own, and Licensee hereby assigns and, upon future creation, automatically assigns, to Licensor, all right, title, and interest in and to any IPR that is assigned to, accrues to, or is otherwise acquired by Licensee under the PM License and/or in connection with the transactions contemplated thereby, or that is otherwise based thereon or results therefrom, including, without limitation, all IPR arising out of or in connection with the data verification and related data and results referenced in clause 9.7 of the PM License, and all [***] (collectively, “Developed IPR”). Licensee acknowledges and agrees that all Developed IPR will be and shall become the sole and exclusive property of Licensor, subject only to the License, the terms and conditions of the PM License, and the terms and conditions of the Third A/R Distribution Agreement, as applicable. Licensee covenants and agrees to refrain from taking any actions inconsistent with the provisions of this Section 3(a), and to use commercially reasonable efforts to avail itself of any of its rights with respect to Developed IPR under the PM License for the purpose of securing the full extent of the right, title, and interest for which it is entitled thereunder. At Licensor’s written request and sole expense, Licensee agrees to perform any acts reasonably requested by Licensor to transfer, perfect, and defend Licensor’s ownership of Developed IPR, including, without limitation, executing all documents and instruments (including additional written assignments to Licensor), whether for filing an application or registration for protection of the Developed IPR (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, or providing any other assistance reasonably required for the orderly prosecution of Applications. Licensee acknowledges and agrees that Licensee’s covenants, agreements, and assignments contained in this Section 3(a) are given to Licensor in partial consideration of the License, without which covenants, agreements, and assignments Licensor would not grant the License.

(b)        If, at any time, Licensee receives any license of [***] in the manner contemplated by the PM License, Licensee hereby grants to Licensor an irrevocable sub-license of all right, title, and interest of Licensee in and to that [***] for the duration of such license, for the purpose of Licensor fulfilling its obligations to Licensee under this Agreement. Licensor shall not have any obligations with respect to any Improvements or similar activities that rely on any [***], except to the extent that Licensor is granted a valid sub-license by Licensee with respect to such [***].

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4.          Payments and Reimbursements.

(a)         It is the express intention of Licensor and Licensee that: (a) the total net royalties and similar amounts payable to Licensee under the PM License shall be apportioned equally among Licensor and Licensee in a manner such that each Party shall ultimately receive fifty percent (50%) thereof; and (b) payments by PM in respect of a reimbursement to an individual or entity, or in satisfaction of any losses or damages incurred by an individual or entity, shall be paid to, and be the property of, that individual or entity.

(b)        Without limiting the generality of Section 4(a), Licensee shall pay to Licensor fifty percent (50%) of the following amount (the “Adjusted Royalty Payment”):

(i)         The total amount of all royalties, the Guaranteed Royalty, and similar amounts actually paid by PM under the PM License, after reduction of any [***] by PM as set forth in the PM License (collectively, the “Royalty Payments”); plus

(ii)        All [***] and other credits and reimbursements payable to Licensee under the PM License, other than [***] and any other credits or reimbursements paid by PM that pertain specifically to [***] in furtherance of the Transactions, which amounts shall be paid directly to Licensor (to the fullest extent permitted by the PM License) or Licensee, as applicable; minus

(iii)       Any amounts allocated to the “Cash Reserve” in the manner permitted by Section 4.2 of the Licensee Operating Agreement, if any; minus

(iv)       All out-of-pocket costs and expenses mandated by the PM License that are actually incurred by Licensee or Licensor, including, without limitation, in satisfaction of all indemnity and defense obligations thereunder; minus

(v)        All amounts paid by Licensee to Licensor and KBIG (each, a “Guaranty Party”) in connection with that certain Deed dated on or about the Effective Date by and between PM, Licensor, and KBIG (the “Guaranty”), and/or the Side Letter, at any such time as one Guaranty Party’s total aggregate payments and monetary obligations incurred under the Guaranty and Side Letter exceed the total aggregate payments and monetary obligations incurred by the other Guaranty Party thereunder; and minus

(vi)       All reimbursement and contribution payments actually made by Licensee to Licensor pursuant to Section 5(c)(i).

(c)         In further consideration of the License and the representations, warranties, covenants, and other agreements of Licensor in this Agreement, Licensee shall pay to Licensor an Adjusted Royalty Payment within ten (10) days after the end of any calendar month in which Licensee received a Royalty Payment from PM.

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(d)        The Parties acknowledge and agree: (i) the PM License Agreement contains provisions regarding [***] for modifications, improvements, or other changes to the Products at the request of PM; (ii) Licensor, utilizing commercially reasonable efforts, shall be responsible for fulfilling all of [***] and shall invoice Licensee for all costs and expenses arising out of or relating to [***], which invoices shall be promptly submitted by Licensee to PM for payment; and (iii) all cash received by Licensee from PM for the invoiced [***] shall be remitted to Licensor from Licensee within ten (10) business days after receipt. If [***] are incurred by Licensor with Licensee’s acknowledgment or approval, but ultimately not reimbursed by PM for any reason, the amount of all subsequent Adjusted Royalty Payments shall be modified to the extent necessary to achieve the intention expressed in Section 4(a)(i) and ensure that the Parties equally share the burden of such [***].

(e)         In the event that any repayment by Licensee to PM is mandated by clauses [***] or [***] of the PM License, Licensor shall repay to Licensee, and Licensee shall cause KBIG to contribute to Licensee, all amounts necessary to ensure that the intention of Section 4(a) is achieved.

(f)         In the event that an adjustment pursuant to this Section 4 (other than Section 4(d)) would result in a negative amount payable to Licensor in connection with a Royalty Payment, Licensor shall not be required to pay any amount to Licensee, but rather the remaining adjustment shall be included in the allocation of the next succeeding Adjusted Royalty Payments as necessary to achieve the intention of Section 4(a).

(g)        All payments made by Licensee to Licensor pursuant to this Agreement shall be made pursuant to wire instructions delivered in writing by Licensor to Licensee.

(h)        If Licensee receives any payment from PM in satisfaction of PM’s obligation to indemnify Licensor or any of Licensor’s officers, directors, employees, or agents, Licensee shall promptly remit the full amount of such payment to such indemnified person.

(i)         If either Licensor or KBIG (the “Excess Contributor”) is required to make any payment to PM or its affiliated companies, or otherwise incurs any monetary obligation in connection with its obligations under, the Guaranty and/or the Side Letter that together with all other such payments and monetary obligations exceeds the total amount of all such payments and obligations of the other person (the “Deficit Contributor”) under the Guaranty and Side Letter (each, an “Excess Payment”), then Licensee, first, or the Deficit Contributor, second to the extent that Licensee is unable or unwilling, shall make a payment to the Excess Contributor within thirty (30) days after such Excess Payment by the Excess Contributor to the extent necessary to ensure that the total amounts paid by Licensor and KBIG pursuant to the Guaranty and Side Letter on a collective basis are equal, but subject in all cases to adjustment as necessary to achieve the intention of Section 4(a).

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(j)         The Parties and KBIG acknowledge and agree: (i) the Side Letter provides that Licensor and/or KBIG may be required to perform certain of KBI’s contractual obligations set forth in the PM License Agreement (collectively, the “Contractual Obligations”) if a KBI Failure occurs as more fully set forth in the Side Letter; (ii) the Side Letter provides that Licensor and/or KBIG shall perform the Contractual Obligations on the same terms as set forth in the PM License; and (c) to compute and share the Adjusted Royalty Payment as necessary to achieve the intention of Section 4(a) if PM pays any portion of the royalty due under the PM License to KBIG and/or Licensor after a KBI Failure. This Section 4(j) shall survive the termination of the Agreement for so long as the Contractual Obligations are being performed.

5.          Representations, Warranties, and Covenants.

(a)        Mutual Representations and Warranties. Each Party represents and warrants to the other Party that each of the following is true and correct on the Effective Date: (i) such Party has the full right, power, and authority to execute and deliver this Agreement to the other Party and to perform all of such Party’s obligations set forth in this Agreement; (ii) this Agreement constitutes a valid and legally binding obligation of such Party; and (iii) none of the execution of this Agreement, the grant of the License, or any of the other transactions contemplated by this Agreement will constitute a violation of or default under, or conflict with, any law, judgment, decree, statute, or regulation of any governmental authority applicable to such Party or any contract, commitment, agreement, or restriction of any kind to which such Party is, or by which any of such Party’s assets are, bound, and will not, violate any contract, agreement, or understanding (whether oral or written) of any kind applicable to such Party.

(b)        Representations and Warranties By Licensor. Licensor hereby represents and warrants to Licensee that each of the following is true and correct on the Effective Date for the purpose of supporting Licensee’s representations and warranties to PM in clause 28.1 of the PM License:

(i)         Licensor is the legal and beneficial owner of the Licensed IP and KBI Branding.

(ii)        Licensor has the unconditional and irrevocable right, power, and authority to grant the License set forth in this Agreement, subject to the terms and conditions of the Side Letter.

(iii)       Neither the grant of the License by Licensor, nor Licensor’s performance of any of its obligations set forth in this Agreement does, or, to its knowledge will: (A) violate any applicable law; (B) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (C) require the payment of any consideration to any third party.

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(iv)       Other than the Third A/R Distribution Agreement and the Side Letter, Licensor has not granted any licenses or any other right, waiver, covenant not to assert or sue, option or other beneficial right under or in connection with the Licensed IP or the KBI Branding in relation to any Market.

(v)        To Licensor’s knowledge, no information, fact, condition, circumstance, or prior art exists that would negatively affect the validity, enforceability, term, or Scope of the Licensed IP or the KBI Branding.

(vi)       There is no pending, or to its knowledge threatened litigation or reissue application, re-examination, post-grant, inter partes or covered business method patent review, interference, derivation, opposition, claim of invalidity or other claim or proceeding: (i) alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or non-infringement or, or error in any Licensed IP or KBI Branding; (ii) challenging Licensor’ ownership of, or right to practice, or license the Licensed IP or KBI Branding; or (iii) alleging that the sale of any product that uses or embodies the Licensed IP does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

(c)        Licensor Covenants.

(i)         Licensor covenants and agrees to take all actions (or, as applicable, refrain from taking such actions) within its control that are necessary in order to enable Licensee to satisfy its obligations to PM under PM License to the extent that it is commercially impractical for Licensee and/or KBIG to satisfy those obligations themselves. Notwithstanding the foregoing provision of this Section 5(c)(i) to the contrary, if Licensor’s performance of any obligation pursuant to this covenant requires substantial additional time or capital commitments outside of Licensor’s ordinary course of business (including, but not limited to, additional staffing, and materials and equipment), Licensor may reasonably condition its performance of such obligation on Licensee’s agreement to reimburse Licensor for fifty percent (50.0%) of the cost of such additional commitments as an operating expense from the income of Licensee (and not as part of Adjusted Royalty Payments), which if approved by Licensee (such approval not to be unreasonably withheld, conditioned, or delayed), shall be timely paid pursuant to the terms of such agreement (and, in any event, within thirty (30) days after Licensee receives reasonable documentation evidencing such operating expenses).

(ii)        Licensor shall promptly notify the Licensee in writing of: (A) any infringement claim or challenge to the Licensed IP or the KBI Branding of which Licensor becomes aware; or (B) any claim or lawsuit of which Licensor becomes aware that would affect or reasonably affect the Licensed IP or the KBI Branding.

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(iii)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall require Licensor to disclose [***] or any material information relating thereto in any manner, except in the manner required by clause 3.3 of the PM License.

(iv)       Licensor shall not be obligated under Sections 5(c)(i) during any period of time when Licensee is in material breach of its obligations set forth in Section 4 or that Section 5(c)(i) after receipt of written notice from Licensor and fifteen (15) days’ opportunity to cure.

(v)        Licensor covenants and agrees to take all actions necessary to facilitate [***] for use permitted by the PM License, either to PM or to PM’s designated manufacturers, in the manner required by clause 3.5 of the PM License; provided, however, that in no event shall Licensor be required to [***] except where otherwise required by Section 5(c)(iii).

(vi)       Licensor covenants and agrees that it will not knowingly take any action (unless otherwise required by this Section 5(c)) that would cause any of the representations and warranties set forth in Section 5(a) to become untrue in any material respect as if they were made at the time of such action, to the extent such action causes, or is reasonably likely to cause, any material liability, loss, or damage of or to Licensee in respect of the PM License.

(d)        Licensee’s Covenants.

(i)         Licensee covenants and agrees to: (A) not amend, restate, or otherwise modify any term or provision of the Licensee Operating Agreement, Licensee’s certificate of formation, or PM License, unless the same is approved by the Bidi Manager; (B) waive any material right of Licensee, or material obligation of PM, under the PM License or any other agreement between Licensee and PM relating thereto, in each case without the prior consent of the Bidi Manager (such consent not to be unreasonably withheld, conditioned, or delayed); (C) not remove the Bidi Manager as a limited liability company manager of Licensee, increase the number of limited liability managers of Licensee above two (2), or pursue or permit KBIG to pursue any claim against Bidi Manager for breach of a express or implied duty (fiduciary or otherwise) in its role as a limited liability company manager of Licensee; and (D) not refuse or unreasonably condition or frustrate the Bidi Manager’s exercise of any right of the Bidi Manager under the Licensee Operating Agreement.

(ii)        Licensee further covenants and agrees that, as promptly as practicable following a request by Licensor, to provide copies of all documentation and information provided, or otherwise made available, to Licensee under the PM License or otherwise developed by Licensee and PM in connection therewith (including, without limitation, the Registration Strategy, PMI Product Standards, and information regarding Market Applicable Law), or request and obtain copies of such documentation and information that Licensee has the right to obtain, in each case to the extent necessary to facilitate the performance of Licensor’s covenant pursuant to Section 5(c)(i).

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(iii)       Licensee further covenants and agrees to actively, diligently, and timely enforce all provisions of the PM License that are reasonably necessary to protect the Licensed IP and Licensor’s right, title, and interest thereto. Licensee and Licensor shall not unreasonably refuse to equally share the cost and expense of Licensee’s activities in this regard, in which case any proceeds, damage awards, income, royalties, or other payments resulting therefrom shall constitute a Royalty Payment. Otherwise, if Licensee cannot or will not participate in such sharing of cost and expense, Licensee shall, at Licensor’s election, perform such activities at Licensor’s sole cost and expense, with any proceeds, damage awards, income, royalties, or other payments resulting therefrom that are received by Licensee to be promptly paid directly to Licensor for Licensor’s sole benefit (and shall not constitute a Royalty Payment or any other payment subject to Section 4 in any respect). Licensee shall further actively, timely, and diligently pursue all rights of indemnification and defense owed by PM under the PM License to Licensor, or to Licensee in respect of the Licensed IP. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Licensee approve or authorize any settlement that materially affects Licensor without Licensor’s consent.

(iv)       Licensee further covenants and agrees to reasonably coordinate with Licensor with respect to all of Licensee’s material activities regarding Improvements and/or new versions of the Products involving PM.

(v)        Licensee further covenants and agrees to not unreasonably refuse, condition, or delay its consent to any action requested by Licensor to protect and defend the Licensed IP and implement the [***].

(vi)       Licensee covenants and agrees to take all actions necessary to assist Licensor with performing all of Licensor’s covenants, obligations, and duties under the Side Letter, except where those covenants, obligations, and duties arise as a result of Licensor’s breach of this Agreement or any other agreement between Licensor and Licensee.

(e)        Mutual Covenants.

(i)        The Parties acknowledge and agree: (i) Licensee is required to acquire and maintain a Ten Million Dollar ($10,000,000.00) public liability insurance policy, employer’s liability policy, and professional indemnity insurance policy as set forth in the PM License Agreement (the “Insurance Policies”); and (ii) the cost for acquiring and maintaining the Insurance Policies shall be paid in equal shares by the Parties, with Licensor reimbursing Licensee for fifty percent (50%) of the Insurance Policies premiums within ten (10) days after being provided written notice of the Insurance Policies premium and a copy of the invoice therefor. Licensee agrees to use commercially reasonable efforts to add Licensor and KBIG as additional insureds to the Insurance Policies, to the extent it does not result in a material increase to the amount of the premium to do so.

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(ii)        If Licensee incurs any liability or obligation to PM under the PM License that requires Licensee to pay any amount to PM or its Affiliates, and Licensee’s “Cash Reserve” does not contain enough cash to fund such payment (a “Shortfall”), then Licensor shall pay fifty percent (50.0%) of that Shortfall to Licensee, and Licensee shall cause KBIG to contribute fifty percent (50.0%) of that Shortfall to Licensee, which Licensee shall promptly use to make the required payment. As necessary, the pro-rata amount of the payment required of Licensor, or the contribution required of KBIG, shall be adjusted to the extent necessary to achieve the intention expressed in Section 4(a)(i).

(f)         Indemnification.

(i)        Each Party agreed to indemnify, defend, and hold the other Party, its Affiliates, and its and their respective officers, directors, employees, agents, and representatives harmless of and from all claims, demands, causes of action, judgments, fines, and direct damages, costs, expenses, charges, and fees to the extent arising out of or relating to any inaccuracy in or breach of a representation, warranty, or covenant of that Party set forth in this Agreement.

(ii)        For all third-party claims, demands, complaints, actions, suits, proceedings, and other matters that give rise, or might give rise, to a right of indemnification under Section 5(e) (each, a “Claim”), the indemnifying party shall be entitled to timely assume the defense of the Claim on behalf of the indemnified party upon the indemnifying party’s receipt of written notice of the Claim. As a condition of the indemnifying party’s assumption of the Claim, the Claim shall be fully tendered to the indemnifying party for defense and settlement. Failure or delay by the indemnified party to give prompt notice of any Claim shall not release, waive, or otherwise affect the indemnifying party’s obligations with respect to the Claim, except to the extent of any loss or prejudice to the indemnifying party resulting from such failure or delay. The indemnified party shall be entitled to participate in (but not to control) the defense of a Claim, with the indemnified party’s own counsel and at its own expense. If the indemnifying party does not assume the defense of a Claim, the indemnified party may defend against the Claim in such manner as the indemnified party may deem appropriate, including, but not limited to, settling such Claim on such terms as the indemnified party may deem appropriate after giving reasonably advance prior notice thereof to the indemnifying party, and the indemnified party shall be entitled to prompt indemnification from the indemnifying party for all of the expenses incurred in connection with the indemnified party’s defense and resolution of the Claim, but only if that Claim gives rise to a right of indemnification against the indemnifying party under this Agreement. The indemnified party shall provide all assistance reasonably requested by the indemnifying party in connection with the defense of a Claim.

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(iii)       Pass-through Indemnification. To the extent that Licensee is defended, indemnified and/or held harmless by PM for any reason under the PM License, such rights to be defended, indemnified and held harmless shall be passed through to Licensor to the extent permissible under applicable law.

6.          Confidentiality.

(a)        Subject to Sections 6(b) and 6(c), each Party undertakes to the other Party: (i) to keep all Confidential Information strictly confidential; (ii) not to disclose the Confidential Information in whole or in part to any third party except when required under the PM License; and (iii) to use the Confidential Information solely in order to comply with its obligations under this Agreement or the PM License, as applicable, or to receive the benefit of this Agreement or that PM License (the “Purpose”), and not otherwise for its own benefit or the benefit of any third party.

(b)        Each Party may disclose the other Party’s Confidential Information:

(i)         To its Affiliates and its and their respective its employees, officers, contractors, subcontractors, representatives and advisers (“Representatives”) who need to know such information for the Purpose. Each Party shall ensure that Representative to whom a disclosure is made is subject to equivalent obligations of confidentiality as those that bind the party under this Section 6(b) and each Party shall be liable for the acts and omissions of each such Representative that lead to a breach of that party’s obligations under this Section 6(b); and

(ii)        As may be required by law, a court of competent jurisdiction, a Governmental Authority or a recognized securities exchange provided that: (A) the Party to which the Confidential Information relates has been notified by the party intending to disclose it of the intended disclosure prior to the disclosure taking place (where permitted); and (B) the Party intending to disclose the Confidential Information has provided (where permitted) such assistance as has been reasonably requested by the Party to which the Confidential Information relates in order to restrict the scope of the intended disclosure to the maximum effect.

(iii)       As is reasonably necessary and permitted under the PM License: (A) in order to comply with, or take the benefit of, clause 3 of the PM License; (B) to apply for, obtain and maintain Regulatory Approvals and make related filings in relation to the Products in any Markets; and (C) to apply for, prosecute and maintain any IPR.

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(c)         The obligations of confidentiality under this Agreement shall not apply (or shall cease to apply as the case may be) to any Confidential Information which: (i) becomes public knowledge other than as a result of a breach of this Section 6; (ii) was or is lawfully obtained by the receiving Party without any obligation of confidentiality from a third party who was or is entitled to disclose it; or (iii) was independently created by the receiving Party without the use of, or reference to, any of the disclosing party’s Confidential Information.

(d)        Each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of this Section 6, and that any violation by a Party of this Section 6 may cause irreparable injury to the disclosing Party that is not adequately compensable by money damages and for which the disclosing Party may not have an adequate remedy available at law. On that basis, each Party agrees that a disclosing Party is entitled to seek injunctive or other equitable relief to prevent or curtail any such threatened or actual violation without posting a bond or security and without prejudice to any other rights available to the disclosing Party.

7.          Other Provisions.

(a)         Incorporation By Reference. The recitals set forth above are all true and correct and are incorporated into this Agreement by this reference.

(b)        Notice. Unless otherwise agreed to by the Parties, all notices shall be deemed effective when received and made in writing by either: (i) certified mail, return receipt requested; (ii) nationally recognized overnight courier; or (iii) electronic mail with proof of delivery, addressed to the Party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

If to Licensor:

Bidi Vapor, LLC

401 N. Wickham Road

Melbourne, FL 32835

Attention: Bidi Vapor – Corporate

E-Mail: admin@bidivapor.com

With a copy to, which copy does not serve as notice:

Nelson Mullins Riley & Scarborough LLP

390 N. Orange Ave.

Suite 1400

Orlando, FL 32801

Attention: Matt Armstrong

E-Mail: matt.armstrong@nelsonmullins.com

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If to Licensee:

Kaival Brands International, LLC

401 N. Wickham Road

Melbourne, FL 32835

Attention: KAVL-Corporate

E-Mail: admin@kaivalbrands.com

With a copy to, which copy does not serve as notice:

Baker & Hostetler LLP

200 S. Orange Ave., Suite 2300

Orlando, FL 32801

Attention: Keith Durkin

E-Mail: kdurkin@bakerlaw.com

Either Party, by written notice to the other pursuant to this section, may change its address or designees for receiving such notices

(c)         Severability. If any of the provisions of this Agreement shall contravene the laws of any country, it is agreed that such invalidity or illegality shall not invalidate this Agreement, but instead this Agreement shall be construed as if it did not contain the provision(s) claimed or held to be invalid or illegal in the particular jurisdiction concerned, insofar as such construction does not materially affect the substance of this Agreement, and the rights and obligations of the Parties shall be construed and enforced accordingly. In the event, however, that such claimed invalidity or illegality shall substantially alter the relationship between the Parties, materially affecting adversely the interest of either Party in such jurisdiction, then the Parties shall negotiate an alternative provision not conflicting with such laws so as to maintain, to the degree reasonably possible, the business and economic benefits and liabilities as initially set forth herein. If such invalidity or illegality is such that it is not possible to reasonably restore the business and economic benefits and liabilities of the Parties, then the Party whose interests are adversely affected shall have the right to terminate only that portion of this Agreement that is materially impacted by such invalidity or illegality.

(d)        Binding Effect. The terms of this Agreement shall be binding upon the direct or indirect successors or assigns of the Parties.

(e)        Entire Agreement; Amendments. This Agreement and the Licensee Operating Agreement collectively set forth the entire understanding of the Parties relating to the subject matter hereof and cancels and supersedes all other agreements or understandings leading up to the execution of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of the Parties by their respective duly authorized representatives. Notwithstanding the foregoing provisions of this Section 7(e) to the contrary, references herein to the terms and definitions contained in the PM License shall be afforded the meaning set forth in the PM License with respect to interpretation of such terms, and, only to the extent necessary, interpretation of this Agreement may be performed with reference to the PM License. In the event of a conflict between the PM License and this Agreement, this Agreement shall control.

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(f)         Assignment. This Agreement, and the rights and licenses provided herein, may not be assigned by either Party without the prior written consent of the other Party.

(g)        Waiver. No act, delay or omission by any Party shall be deemed a waiver of any right, power, or remedy of such party unless such waiver is in writing, and then only to the extent set forth therein. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative. No waiver of any provision, right or remedy under this Agreement on any one occasion shall constitute a waiver of any other provision, right or remedy on said occasion or the same or any other provision, right or remedy on any other occasion.

(h)        Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. The parties hereto agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, if a Bankruptcy Code case is commenced by or against Licensor and this Agreement is rejected as provided in the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit Licensee to exercise all of its rights under this Agreement. All rights, powers and remedies of Licensee provided under this Section 7(h) are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Licensor. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event. Licensor acknowledges that the payments described in Section 4 represent at least equivalent value for the rights granted under this Agreement.

(i)         Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law of such state and shall be binding upon the Parties hereto in the United States and worldwide. Any claims or legal actions by one Party against the other arising under this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Orange County, Florida. Both Parties hereby submit to the jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM, OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

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(i)         If any dispute arises between or among the Parties in connection with this Agreement, the Parties shall first proceed in good faith to submit the matter to mediation before instituting any legal proceeding in a state or federal court. Costs related to mediation shall be mutually shared by the Parties. Unless otherwise agreed in mediation, the Parties retain their rights to proceed to litigation. In no event shall this Section 7(i)(i) apply with respect to any action by a Party for injunctive or other similar equitable relief with respect to a breach of this Agreement by a Party.

(j)          No Strict Construction. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

(k)        No Partnership or Joint Venture. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Neither Licensor nor Licensee has the authority to bind the other, to incur any liability, or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers’ compensation, and all other employment benefits (subject only to the reimbursements contemplated by Section 4).

(l)         Headings. All titles used in this Agreement herein are for the convenience of reference only and shall not affect the construction of this Agreement.

(m)       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. Delivery of executed signature pages hereof by facsimile, DocuSign, or electronic mail transmission shall constitute effective and binding execution and delivery thereof.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

LICENSOR:

BIDI VAPOR, LLC, a Florida limited liability
company

By:	/s/ Nirajkumar Patel
Nirajkumar Patel, as its Manager

LICENSEE:

KAIVAL BRANDS INTERNATIONAL, LLC, a
Delaware limited liability company

By:	Nirajumar Patel
Nirajkumar Patel, as a Manager

By:	/s/ Eric Mosser
Eric Mosser, as a Manager

KAIVAL BRANDS INNOVATIONS GROUP,
INC., a Delaware corporation

By:	/s/ Eric Mosser
Eric Mosser, Chief Operating Officer

Kaival Brands Innovations Group, Inc., a Delaware corporation is signing this Agreement solely with respect to Sections 4(i) and 4(j)

[End of Agreement.]

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